Microsoft Word 10.0.3416;T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.
         T. Rowe Price Institutional Foreign Equity Fund ("the fund"

The investment strategy has been revised to comply with the 80% name test.